John Milton

Florida Rock Properties, Inc.

March 4, 2020

8:00 AM CT

Operator: The following is a recording for John Milton with Florida Rock Properties, Inc. on Thursday, March 4, 2021 at 8:00 AM Central Time. Excuse me, everyone, we now have all of our speakers in conference.. Please be aware that each of your lines is in a listen only mode. At the conclusion of today's presentation, we will open the floor for questions. Instructions for asking questions will be given at that time. I would now like to turn the conference over to John Baker II. Mr. Baker, you may begin.

John Baker II: Good morning. My name is John Baker, and I'm Executive Chairman and CEO of FRP Holdings, Inc. With me today on the line are David deVilliers, Jr., our President, John Baker III, our CFO, David deVilliers III, our Executive Vice President, John Klopfenstein, our Chief Accounting Officer, and John Milton, our Secretary. Before we begin discussion of the quarter's results, let me remind you that any statements on this call, which relate to the future, are by their nature subject to risk and uncertainties that could cause the actual results and events to differ materially from those indicated in such forward looking statements. These risks and uncertainties are listed from time-to-time in our SEC filings, including, but not limited to, our annual and quarterly reports. We have no obligation to revise or update any forward looking statements, except as imposed by law as a result of future events or new information. Now, let me turn to the results. Net income for the fourth quarter of 2020 was $393,000, or $.04 per share, bringing our net income for the year to $11,615,000, or $1.21 per share, versus $16,177,000, or $1.63 per share. The lower results for 2020 were driven by lower investment income, as interest rates fell dramatically during the year, and by greater losses on our joint ventures, especially the Maren and Bryant Street, which had high interest and depreciation expense and operating losses as we built our rent rolls from zero at both locations. These losses were partially offset by gains on property sales, including our three remaining lots in the Lakeside Business Park, our depleted mining site at Gulf Hammock, Florida, a right-of-way through our Fort Myers property and newly completed and fully occupied warehouse in our Hollander Business Park in Baltimore. During the year, we made good progress on our new developments at Bryant Street and Half Street in Washington, our two mixed use projects in Greenville, South Carolina, and at the Maren, where we completed the construction of the second phase of our Anacostia property, and expect to achieve 90 percent occupancy this month. Additionally, our mining royalties business had record results, and we negotiated new 12-year interest only loans on Dock 79 and the Maren, at a fixed rate at 3.03 percent, with total principal on the two loans of $180 million. The loan on the Dock 79 replaces a 4.15 percent loan, and on that property alone, we will save over $1 million a year in interest. Finally, during the year, we repurchased 510,145 shares of our stock at an average cost of $41.78, while still leaving ourselves with $150 million of cash and equivalents at year end. Let me turn over the call to our President, David deVilliers, who will walk you through our various projects. David?

David deVilliers, Jr.: Thank you, John. And good day to those on the call this morning. Let me now add a bit of detail to the highlights John provided in his opening remarks. As to our Asset Management segment, with the disposition of our final two Heritage properties in 2019, we completed the liquidation of a little over 4 million square feet of assets that made of this business segment, leaving just the Company's 33,000 square foot multi tenanted home office building in Sparks, Maryland, and the now vacant lot in Jacksonville, Florida, that at one time housed Florida Rock Industries home office, that remains under lease to Vulcan Materials. Earlier this year, we transferred from the Development segment, 1801 62nd Street, our completed 94,350 square foot speculative warehouse building in Baltimore City. The building became 100 percent leased and occupied in the first quarter of 2020, and we subsequently completed the sale of the asset in July of 2020, realizing a gain of some $3.8 million. In early 2019, we added an asset to this business segment through the purchase of the Cranberry Run Business Park in Aberdeen, Maryland, the 268,000 square foot multi building warehouse park, that was in dire need of rehabilitation. We spent the remaining months of 2019 and part of 2020 completing an extensive renovation of the park and associated buildings. During 2020, we received significant leasing success, bringing the park from 26.1 percent at the beginning of the year to 87.6 percent occupancy at year's end. Total revenues for the Asset Management segment for the quarter were up 44 percent to $658,000, over the same period last year (ph 0:06:29.6), with an operating profit of $36,000, versus a loss of $213,000 in the same quarter last year. Increased revenues and profit this quarter were mainly attributable to improved leasing at Cranberry Run. In the Mining and Royalty segment, total revenues for the quarter were $2,383,000 versus $2,274,000 in the same period last year. Total operating profit was $2,089,000, an increase of 2.5 percent over the same period last year. And of particular note, as John said earlier in his opening remarks, this business segment experienced the highest revenue numbers for the year in our company's history. With respect to ongoing and new projects in the Development section, highlights would include: (1) At year's end, Phase 1 of our joint venture with St. John's Properties consisted of four buildings totaling 72,080 square feet of single story office building and 27,950 square feet of small bay retail space in Baltimore County, Maryland. Leasing efforts procured one retail tenant, despite the pandemic, who took possession in the fourth quarter of 2020, with lease commencement in January of 2021. As a result, the project is now 46.7 percent occupied overall, a 2.7 percent increase over 2019. At completion, this project will consist 329,000 square feet of office and retail space. Secondly, we continue to the PUD entitlement process at Hampstead Overlook, our 118 acre development tract in Hampstead, Maryland. The concept plan approved in the first quarter of this year calls for 164 single family and 91 townhome units. We are currently seeking preliminary plan approval from local agencies as the next step in the development process. We are optimistic that 2021 will be the year of substantial progress towards this goal. Third, as an update to lending ventures, all of the entitlements were completed this year at Hyde Park in Baltimore County, Maryland. And a homebuilder purchased all 126 residential lots prior to the commencement of any land development activities. All principal and accrued interest has been repaid, and part of the profits have been received. Additional profits are expected to be received in 2021 and early 2022, resulting in an overall return of our $3.5 million investment of over 27 percent, or a little over $1 million. (4) Relative to our other lending venture, which is also a residential development project, called Amber Ridge, and located in Prince Georges County, Maryland. Our total commitment for this project is $18.5 million. As with Hyde Park, the investment includes a charged 10 percent interest rate and a preferred return of 20 percent, above which a profit-induced waterfall determines the final split of proceeds, similar to Hyde Park. Entitlements are complete. Land development has commenced, and two national homebuilders are under contract to purchase all 187 lots after completion of the horizontal development. (5) Phase 2 of our riverfront on the Anacostia project in Washington, DC, known as Maren, as John alluded to earlier, began leasing in March and received a final certificate of occupancy for the building in September of 2020. By year's end, 87.5 percent of the apartments were leased; 84.1 percent were occupied, far exceeding expectations despite the pandemic environment. Of note, the apartments are expected reach occupancy by the end of this month. Relative to the 6900 spare feet of first floor retail, 76 percent of this space is leased, with occupancy currently scheduled for the third quarter of this year. As with Dock 79, this is a joint venture project with MidAtlantic Realty Partners, or MRP, in which FRP is the major partner. (6) At the end of 2018, we entered into a third joint venture with MRP to develop the first phase of a mixed use residential and retail development adjacent to the Red Line Metro Station on Northeast Washington, DC, known as Bryant Street. As a transit-oriented development, immediate access to public transportation options is a critical feature to the design and marketing of this project. FRP contributed $32 million in common equity and another $23 million in preferred equity to the joint venture, all of which were capital gains dollars. Construction began in February of 2019, and the project at year end is 82 percent complete. The first building delivery, entitled Coda, consisting of 154 apartments, was completed at the end of December. And our leasing team has produced 34 leases as of the end of February, making this building 25 percent leased. On time and within budget, we expect to deliver the remaining three phases of Phase 1 in Q3 of this year. Not unexpectedly, we are keeping a watchful eye on the completion of construction and the delivering of such a large project during the pandemic. We believe leasing activity should increase as the critical mass of vaccinations are completed and we approach herd immunity, thereby allowing a certain (ph 0:13:01.2) return to normalcy that hinges on people moving about freely, a lynchpin to the attractiveness of this project. This property is located in a designated Opportunity Zone, which allows us to defer a significant tax liability. In total, Phase 1 at Bryant Street will consist of 487 apartments and 86,100 square feet of first floor and freestanding retail. Approximately 44,000 square feet of the retail is preleased. (7) In December 2019, the Company entered into its fourth joint venture with MRP for the development of a mixed use project known as 1800 Half Street. And in August of this year, we began construction. The development is located in the Buzzard Point area of Washington, DC, less than a half mile down river from Dock 79 and Maren. It lies directly between our two-acre site on the Anacostia River, currently under lease to Vulcan Materials and Audi Field, the home stadium of the DC United professional soccer team. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail and is scheduled for completion in the third quarter of 2022. This project is also located in an Opportunity Zone, and FRP contributed $37.3 million of capital gains as common equity. At the end of 2019, we entered into two joint venture agreements with Woodfield Development, a new strategic partner, to invest in the two distinct projects in Greenville, South Carolina. Woodfield has vast experience developing residential and mixed use projects throughout the Southeast and Washington, DC. Our first JV, called Riverside, is a 200-unit, multifamily project, in which FRP contributed $6.2 million in capital gains in exchange for a 40 percent ownership interest. Construction began in Q1 of '20 and is on schedule to be complete in the third quarter of 2021. This is a qualified Opportunity Zone investment. Our second joint venture with Woodfield is a 227-unit multifamily development entitled .408 Jackson, which is a nod to Shoeless Joe Jackson and is adjacent to Greenville's minor league baseball stadium. This project will also include 4700 square feet of retail space. FRP has received a 40 percent ownership position in this project in exchange for $9.7 million in capital gains funds. Construction began in May of this year and should be complete in the third quarter of 2022. This is also a qualified Opportunity investment, and along with Riverside, will allow us to defer a little over $4.3 million in federal taxes. To close out 2020, in November, we completed the purchase of a 55-acre tract of land in Aberdeen, Maryland, adjacent to the Cranberry Run Business Park. We paid $10.5 million for this property. This project will be known as Cranberry Run Phase 2 and could support up to 675,000 square feet of warehouse product in a robust distribution market. This purchase will expand our industrial land holdings, to allow us to continue the industrial development program beyond the remaining undeveloped building lot in Hollander Business Park in Baltimore City. We're currently petitioning for annexation to bring all parcels of this property into the same municipal boundaries. This process will take a year, and we will begin the design process in the interim. Existing land leases for the storage of trailers on site will help to offset our carrying and entitlement costs. We are hopeful we can begin construction here in late 2022 or early 2023. Moving onto our Stabilized Joint Ventures Business segment, in July of 2019, we completed a partial 1031 (inaudible 0:17:38.6) exchange, by investing $6 million for a 26.65 percent beneficial interest in a Delaware Statutory Trust, or DST, that owns a 294-unit garden style apartment community, known as Hickory Creek, located in Henrico County, Virginia. The complex was constructed in 1984 and was substantially renovated in 2016. The business plan calls for further rehabilitation to the apartments, generating value-added rents, prior to selling the project after an appropriate hold period. We continue to receive monthly distributions from operations in Hickory Creek. Fourth quarter distributions were $85,000, and $339,000 for the year. Occupancy averaged above 95 percent for the year, with a collection rate and 12 COVID-related payment plans representing less than 3 percent of revenues. Relative to Dock 79, the average occupancy for the year was 93.1 percent, down from 95.1 percent last year. This past quarter, retention rate was 60.4 percent, similar to the same period last year. Rental rates, however, were flat due to government imposed restrictions on rental increases due to COVID. Net operating income for the quarter was $1.55 million, down $270,000, or 14.77 percent over the same period last year. All-in-all, Dock 79 fared quite well during the year, despite the significant interruptions we all experienced throughout 2020, generating a net operating income of $6,652,000, down 7.1 percent over 2019. Keeping our eyes on resident retention, finding creative solutions to help our tenants weather a difficult new reality and optimizing expense savings continues to be our primary focus, as we navigate this property through the pandemic. Though seriously impacted by COVID, the shutdowns, reduced capacity, canceled stadium events and general uncertainty are three retail tenants at Dock 79, which total approximately 10.5 thousand (ph 0:20:20.2) square feet of the total 14,000 of retail space seem to be holding their own and looking forward to warmer weather and better utilization of their outdoor spaces. The remaining retail suite is being actively marketed, but we are being quite selective as to vendor and use. Full occupancy is expected in late '21 for the retail program. Dock 79 was our first joint venture between MRP and FRP, in which FRP is the major partner with a 66 percent ownership position. We have touched a few times on the impact COVID has had on FRP. Make no mistake - we are not immune to the effects of this terrible global disease that has monopolized the world's attention throughout 2020. FRP has significantly adjusted its operations, withstood infected employees and contractors, held the hands of tenants paralyzed by new government regulations preventing their opening for business and witnessed the carnage of life and enterprise at many turns. All the while, we were immensely grateful that as a business and collection of professionals, we stand atop of a solid financial foundation that uniquely enables us to progress as an organization with a steadfast mission that followed closely to insulate us from much of troubles of other states. Thank you, and I'll now turn the call back to John.

John Baker II: Thank you, David. Now, we're at this point, happy to open up the call for any questions that any of you might have.

Operator: And at this time, we will open the floor for questions. And if you would like to ask a question, please press star, followed a one, on your telephone keypad. Questions will be taken in the order in which they are received. If at any time you would like to remove yourself from the questioning queue, press star two. Again, to ask a question, press star one now. And our first question comes from Bill Chen. Please go ahead.

Bill Chen: Hi guys.

Male Voices: Hey Bill.

Bill Chen: A couple of questions, and I'm probably going to jump around a little bit. I think there's an Alamo Drafthouse in the Bryant Street project, if my memory serves me correct, and they just filed for bankruptcy yesterday. Are there any updates on whether we're going through with the Alamo Drafthouse as a tenant on the Bryant Street project?

David deVilliers, Jr.: Bill, this is David deVilliers. We know about the parent filing bankruptcy about the same time you did.

Bill Chen: Um-hum.

David deVilliers, Jr.: The lease that we have is with the franchisee.

Bill Chen: Okay.

David deVilliers, Jr.: And they have three different - this will be the third, and they have two other operations that are open, but certainly not to the extent that they would like them to be, so we don't know fully yet. We speak with them probably on a biweekly basis.

Bill Chen: Um-hum.

David deVilliers, Jr.: So again, we're aware. We're just going to have to see what the best fallout does. The building is under construction. We're going to get to a white box program, and then we'll try to figure it out from then. They were expected to come and start working on the interior of the project sometime this summer. So the talks (ph 0:24:03.2) could be better, if we can get the herd immunity. But that's kind of about where we are now.

Bill Chen: Got you. And just in case for some reason, could we repurpose that space if needed? I mean, yeah, movie theaters kind of have a certain layout, which may be different than a typical layout, so any color on that would be helpful.

David deVilliers, Jr.: Again, if the building is designed for them, as you may or may not know, 65 percent of their revenues is derived from food and beverage.

Bill Chen: Um-hum.

David deVilliers, Jr.: So it can be - I won't say it can be repurposed easily or quickly -

Bill Chen: Um-hum.

David deVilliers, Jr.: - but it can be certainly be repositioned for other retail uses.

Bill Chen: Got you. Okay. And I'm just going to jump around a little bit, and I hope you guys don't mind. On Cranberry and Broad, you know, great job in getting that repurposed and leased up. Can you guys share what kind of rent we're getting on that building?

David deVilliers, Jr.: Well, when you say what kind of rent, a lot of these spaces there, Bill, are temporary spaces. We call temporary leases, plus or minus a year. And so, our original underwriting was for something a lot less than what we're getting now. When you store it (ph 0:25:46.6) for temporary spaces, again, we paid about $30 some a foot for that building and then put a bunch of money into it. So we have a pretty low basis.

Bill Chen: Um-hum.

David deVilliers, Jr.: Then the leases we're generating are well beyond what we originally underwrote.

Bill Chen: Got you. And the intention there is - refresh my memory. If the intention there is to sell that?

David deVilliers, Jr.: Well, you know, everything is for sale, as you certainly know from our past activities. I mean, the paint was hardly dry on the Hollander building before we sold that one in June. So again, we don't know - we don't make any plans to sell something right away. We just look at the market, and we try to be as opportunistic as possible in the sale of our assets.

Bill Chen: Gotcha. Thank you. And I think the new acquisition, the $10 million acquisition, the Aberdeen, that's right next to you, Cranberry. Is that right?

David deVilliers, Jr.: Yes, sir.

Bill Chen: And what did you guys see that made that attractive?

David deVilliers, Jr.: Well, it's surrounded by the large box institutional warehouses. It's a great location. It's close to 95, and as you know, where we're located there in the northeast, you can get to a major part of America's population in less than an eight-hour drive.

Bill Chen: Um-hum.

David deVilliers, Jr.: And more importantly, it helps to put a little bit of inventory back into our program. I mean, for years, we probably had too much inventory, but before we bought that, we had one lot left at Hollander Business Park, that could take as much as 100,000 feet that we were at, but primarily, we love the location.

Bill Chen: Got you, got you. And on local rent dynamic, I think the headline (ph 0:28:12.2) is generally that in Richmond, Virginia, I think I saw something in the mid single digits rent increase for 2020. I just want to get a confirmation on that. I don't know if that happened in the DSP property, so if you could comment on that. And also, if you could comment on rent trends in Greenville, South Carolina, if that is a market that experienced rent growth in 2020.

David deVilliers, Jr.: As you can imagine, 2020 has been a very unusual year for everybody in every asset class. I think I'd rather be in the mixed use and warehouse plants (ph 0:28:58.9) and the office and retail, but it's really kind of hard to tell. It's somewhat of an anomaly. We've seen positive signs in both Richmond, by virtue of some of the increases they got at Hickory Creek. But again, when you're dealing with the pandemic, it's awful hard to put any real credibility on rent increases or whatever. So for example, in DC, as you know, the government wouldn't allow us to increase rents. We see a favorable trend. We see the trend continuing. I think it kind of bumped along in 2020, but we're very, very excited about these vaccinations and the return to people moving about freely. And I think that will show a tremendous chance to increase rents all around, especially in places that had success before this came up.

Bill Chen: Um-hum. And just one last question before I drop off. So, I'm looking at the apartment rents in Coda for the Bryant Street project. It seems like the asking rent is about $280 a square foot for the Coda building. Can we extrapolate that to the rest of the Bryant Street project?

David deVilliers, Jr.: Well, the Coda building is probably the lower end - I won't say the low end - but a lower end than the Chase, which is the two buildings that are a little closer to the railroad and at the other end of the park. So Coda's units are, I would say, just a touch below. So we're going to see greater rents at the Chase, which is the two buildings that are under construction now. So we have given a little bit more of a discount than we had underwritten in the beginning, 5-7 percent maybe. But we've only been open for two months, and we've leased

34 units as of February 28. So the gains a foot. We feel really good about the project. We'll be excited when the spring comes, and we finish the project, because the great thing about this project is there is a lot of open space, and that's important, a very important factor for the retail component and also for the people who live there.

Bill Chen: Um-hum. Um-hum. Um-hum. Got you. Thank you very much. I think that's all the questions that I have.

John Baker II: Okay.

Operator: Thank you. And our next question comes from Curtis Jensen. Please go ahead.

Curtis Jensen: Hey, good morning, fellas. Can you hear me okay?

David deVilliers, Jr.: Yes, sir.

John Baker II: Yeah, Curtis.

Curtis Jensen: Well, congratulations on getting through the year. Your business held up amazingly well, and you got a heck of a lot accomplished. You were very busy. And it was pretty remarkable. But two or three questions, if I could. Just thinking about some of the submarkets in DC like Southwest and Capitol Hill and Capitol Riverfront, there was, I think, in the last year, something like 3900 units delivered into those markets and across a dozen buildings or so. You've got big commitments at Half Street and Bryant Street. You know, how do you feel about, and there's probably been positive absorption, and it sounds like you guys are doing a great job getting leased up and stuff like that. But given your significant footprint already, and given what you've learned about this public health experience, are you inclined to keep putting big checks into the DC area, or are you thinking about other - I mean, obviously you're thinking about other things. You spent $10 million for property in light industrial in Aberdeen and stuff like that. But just give me a sense of where you think you might be allocating? Are you kind of done for the moment in DC? Obviously there's stuff at Buzzard Point coming down in the years ahead, but I mean, how are you feeling about this market right now and the multifamily market, given all these cross currents?

David deVilliers, Jr.: I can offer a couple of comments, and then, John, I guess we could appreciate your insight to this as well. We've talked about this Curtis. I mean, look, Curtis. I mean, look. These southeast of Washington, DC, where we're located is literally the southern entrance to the nation's capitol. And the new Frederick Douglas Memorial Bridge, the infrastructure improvements with the Oval and of that that's under construction, which has created somewhat of a nightmare for all the people that live there and walk around there, but we see a very strong increase in the people that continue to move into the area down there, the younger people. And you could argue that with the change of the way people work, where they don't go to offices, they like to live in nicer places. And there's a tremendous amount of live/work/play type of activities in and around the Southeast. I mean, you've got sports and baseball and soccer. You have the water. You have sports betting. You have a lot of different positive influences on that area. So we're still pretty bullish for the area. I mean, obviously, it's not without a little trepidation, but we continue to take a look at what's in front of us, and as this "we reach herd immunity", and see where things kind of play out, I think at that point, we'll take a look at where we are and decide and kind of look at the tea leaves and squeeze the old crystal ball and see where we think things are at that time.

Curtis Jensen: Fair enough. (Crosstalk 0:35:51.3).

David deVilliers, Jr.: Go ahead. I'm sorry.

John Baker II: Curtis, this is John Baker. I would say, we are very bullish on the area in Buzzard Point and Phases 3 and 4 of our Anacostia property. So we were very surprised, pleasantly, surprised, at how quickly the Maren leased up. I think we were figuring that we would get 15 units a month, and we got a lot of months two or three times that. So we've got every reason, both because of what happened before COVID and during COVID, to have a lot of faith in that part of the market. We're going to watch Bryant Street, as David mentioned in his thing. That's a multiphase building, and we're starting off with a big hunk of apartments and retail. So we'll watch that one to see if it leases up. We're off to a decent start, but it really won't be fair to analyze that market until people start using the Metro again, and we get some resolution on what happens with the Alamo Drafthouse theaters. So less optimistic about that, but you know, we would be prepared to go forward if we can get it leased up in a reasonable amount of time on Phase 1. So to answer your question, we're anything but done in DC.

Curtis Jensen: On Phase 3 and 4, do you have to wait until the bridge is done before you can get going there? I know there was some - you had some situation with the city, I guess, around an easement or something like that. But do you have to kind of wait until the bridge is done before you get going there?

John Baker II: The answer to the question would be, probably would want to wait until it's done, but more importantly, with us building the building at Half Street, we wouldn't think about starting a new project until we get that up and rented out. So either way, the bridge has got to be done. And I don't know if you've seen it. The bridge and that roundabout that they're going to have there is really looking beautiful. I mean, I never thought that bridge would be an amenity, but it is gorgeous. And so, I think it has added something to the whole area.

Curtis Jensen: I guess they're going to take down the old bridge, right? The old one will be taken down in time?

John Baker II: Yes,

David deVilliers, Jr.: Right.

Curtis Jensen: On Dock 79, you said the NOI was $6.6 million, I think. Were there added expenses? I mean, I'm sure there were probably added expenses related to COVID precautions and things like, expenses that you think will go away, that you can take out once the public health issues abate a bit.

John Baker II: Absolutely.

Curtis Jensen: (Overlapping). Are you thinking you'll be running the building the way it is?

David deVilliers, Jr.: Excuse me, Curtis, this is David. deVilliers. Absolutely. I mean, we have a lot of expenses because of keeping it sanitized and that sort of thing, that we would not have under normal conditions for sure.

(Crosstalk 0:40:13.7)

Curtis Jensen: (Overlapping). Is it like a few hundred thousand dollars annually, or is that?

David deVilliers, Jr.: It could be. It could be.

John Baker II: That's probably high, Curtis. But the real play on that is that in our retail, we had been getting excess rents, especially during the World Series year as opposed to being shut down and hoping to get rents. So I think that's where you'll see an improvement as we come back. And also, our occupancy was 93 percent at Dock 79, as opposed to 95 the year before. That's an impact.

Male Voice: Average, John.

John Baker II: Average occupancy.

Male Voice: And the rent freeze.

John Baker II: Yeah. And we were unable to raise the rents. Where it's interesting, at Maren, our rents are what, David, about 10 percent higher than they are at Dock? So there's room to raise rents when that freeze ends. So I think you'll see Dock 79 get improvements in a lot of ways, not the least of which, as we were building the Maren, I'm not exaggerating. We had heavy construction going on 20 or 30 feet from Dock 79. And that could not have helped the leasing activities at all. And that's, of course, done now. So it will be a lot more mature place, and I think a very, very desirable place.

Curtis Jensen: Great. You know, when I think about Hyde Park and Amber Ridge, it seemed like an opportunistic kind of mezzanine lending approach. Maybe that's not the right phrase, but that's how I kind of think about it. Knowing what's going on - I mean, homebuilders are dying for land. I mean, do you see other opportunities like those coming down the pike?

David deVilliers, Jr.: Yes, Curtis, we do. As a matter of fact, we have one that's fairly close to (inaudible 0:43:14.5), but you're absolutely right. I mean, it's been an interesting dynamic. Obviously, trying to navigate, have our partner navigate through 2020, dealing with entitlements from government agencies that are closed down, that sort of thing, and to be able to get one of the projects sold, and then to get all the entitlements on the other one during this year has really been pretty remarkable. But we look at really good areas where we can find the hole in the doughnut, and that's what these two are. And we have other ones that we look at, but they have to meet - we have some pretty rigid criteria before we're going to become part of a lending venture. But we have a really good partner who has been in the residential development business and the past president of actually a couple of the national homebuilding companies, who's our partner, and we've known for over 25 years. So we're pretty excited about the lending ventures program, and also, we don't want to take our eyes off what our real business is, and that is industrial development and then certainly now mixed use.

Curtis Jensen: And then I'll shut up in a second. My last question is, can you just remind me of the kind of obligations you have in an Opportunity Zone? Are they - is there sort of an 80-20 low income kind of obligation, or is there - what sort of other obligations do you have when you go into an Opportunity Zone?

David deVilliers, Jr.: Well, the big thing is obviously in a lot of these, you have a certain percentage in different locations of what we'll call affordable housing. And those dynamics change depending on the location. But more importantly, is the hold period. You know, the current program with Opportunity Zones is that you have to settle onto the property by the end of 2021. And then you have to keep the property at least through, I believe, is 2027. And then, you pay - you owe the taxes on those capital gains money that you invested in 2021. You owe taxes on 85 percent of that. And then, and more importantly, if you go past 2021, the monies that you invest in these projects, you have to keep them up and operating for 10 years. And if that happens, then the basis is frozen, and you don't have to pay taxes on the increased basis if and when you ever sell the property. That's the big program is the deferral of taxes in the short term. But the freezing of the basis, so whatever happens, you don't have to pay taxes on the increased basis when you ultimately do sell after that 10-year hold period.

Curtis Jensen: Hmm. Okay. Thanks a lot. Keep up the good work.

John Baker II: Thank you.

David deVilliers, Jr.: Thank you for your support.

Operator: Thank you. And our next question comes from Stephen Farrell. Please go ahead.

Stephen Farrell: Hi guys. Can you hear me?

David deVilliers, Jr.: Yes.

John Baker II: Yes.

Stephen Farrell: A quick question about Bryant Street. I know you've mentioned with the Maren, that your internal metrics were about 15 leases a month. What are you similar lease-up metrics for the Coda? And what kind of contingency plans are in place in case there's a slow lease-up?

David deVilliers, Jr.: Well, Coda has been exactly been leasing at the rate about 17 units a month for January and February. I mean, we're just kind of just getting started. And that's not a bad start, considering the fact that construction is going on all the way all around you, so actually, we're pretty happy with what has happened at the Coda. We are, as John said, we're looking at that project closely, and as I said in my remarks, we're watching the construction completion. We had a lot going on as it relates to generating the retail activity that we think will help to keep the leasing activity up and maybe even increase it. We are very conservative in our underwriting of these leases going in, so we're not that far off of what our underwriting criteria was, at least to start at Bryant Street. So we change the pricing on these properties just about every day through the software programs that our property manager has, which is the Bozzuto Companies, and they're very good and very experienced in running and operating these programs. So we're kind of following along with them. As it relates to the retail program, we have, as John and I said earlier, we're watching to see what happens with the Alamo Drafthouse. That's 44,000 feet. But we have another 42,000 or 43,000 feet of first floor retail. And we've had some really good velocity from retail tenants, which is amazing. We've created a food hall concept that will occupy about 10,000 square feet of that. And we have an incredible amount of velocity. We actually have a couple of letters of intent that we're going to lease on. So, so far, so good.

John Baker II: And Stephen, to answer your question on a less optimistic point of view, we've got $150 million in cash, and that's what our backup is, if things don't go well.

Stephen Farrell: Great. Thank you.

John Baker II: That would enable us to keep paying the loan.

Stephen Farrell: (Inaudible 0:49:51.4 - 0:50:02.8)

John Baker II: Stephen, you're breaking up. We can't hear you.

Stephen Farrell: (Inaudible 0:50:10.8 - 0:50:18.6)

John Baker II: Stephen, I'm sorry. We can't hear you. I think it's frozen.

David deVilliers, Jr.: Yeah, we lost him.

Operator: And as a quick reminder for our audience, if you would like to ask a question, please press star one now. We do have a question here from John Koller. Please go ahead.

John Koller: Good morning, gentlemen. Just a couple of follow-up questions from what Stephen was asking, if I may. Can you bracket your CAPEX budget for this year? And then, as a follow-up to that, if you can also sort of ballpark where you see funds coming in from either asset sales or refinancing, and how you expect that to offset any cap spend you have?

John Baker II: John K, can you talk about the CAPEX?

John Klopfenstein: I don't have that figure right in front of me. David, do you recall (crosstalk 0:51:19.8)?

David deVilliers, Jr.: Yeah, what was the question? I'm sorry. (Crosstalk 0:51:23.5).

John Koller: Yeah, what your cash outflow was looking like for all the projects you have, and then how you might offset some of that from asset sales or the refinancing of Maren or any cash that you might pull out? I'm just curious about how the cashflow looks for the year as a corollary to the $150 million that you already have in the bank.

David deVilliers, Jr.: Okay.

John Klopfenstein: (Overlapping). When you say for the year, do you mean 2020 or 2021?

John Koller: 2021, please. Sorry.

David deVilliers, Jr.: Okay. Well, again, John, we spoke earlier. We're going through some refinancings of both Maren and Dock. That's going to generate $180 million of new financing. One of the programs that that will do is the Maren, we are refinancing basically the construction loan into a long-term permanent financing. And when we go to settlement on that financing, which John talked about, we get $13,750,000 of preferred equity back, plus accrued interest of about $2.3 million. So that's close to what - $16 million there. Our CAPEX right now for 2021 is scheduled to be around $36 million. So that's kind of - from 30,000 feet, but that's kind of where we are right now. We don't have anything under contract to sell right now, so I don't know that that will add cash. So if you take just the 16 that we know we're going to get back, and you put that against the 36, it's probably a net CAPEX of around $20 million that we would have to go into the bank of our $150 million to pay it out.

John Koller: Okay. Perfect. And I'm guessing, given the amount of money that's available pretty much everywhere, that potential deals of any material size are probably not within your price range. Is that a reasonable assessment, that you're seeing opportunities, but they're not priced right?

David deVilliers, Jr.: We have a pretty strict underwriting criteria, and we're always looking. But there's a lot of crazy money out there in the world today. So we look at a lot of projects. We probably look - last year, we looked at, I'm embarrassed to say, probably over 800 projects. And we wound up purchasing 55 acres in Aberdeen, Maryland.

John Koller: Yeah, that's great. That's the right filter in my opinion.

John Baker II: John, I think your point is a very good one. There are not many projects that are built and for sale that would whet our appetite, because they are - they're just expensive as can be. And that's exactly why we think developing these projects is a better business model than buying them right now.

John Koller: Okay, great. And then, lastly, your execution on Cherry purchase was quite good, and I'm not asking for an opinion on where you view the stock price or anything like that. But given the lack of potential deals, and depending on how your CAPEX budget goes, would you still look to allocate some cash for additional repurchases where you thought the stock was inexpensive?

John Baker II: I think we've got about $10 million approved at this point by the Board. And I'm glad you're not going to ask us what our pricing strategy is. Needless to say, we would rather pay less than more.

John Koller: Okay. Alright, thank you very much.

John Baker II: Great.

Operator: Thank you. And next, we'll go to Bill Chen. Please go ahead.

Bill Chen: Hi guys. On the refinancing of the Maren and Dock 79, we've seen the 10-year Treasury have some wild moves lately. Are those two transactions kind of like a foregone conclusion, or is there some way that those two financings could be derailed?

David deVilliers, Jr.: Bill, the rates that we quoted, said today, are fixed. We've looked at probably - we're deep into the documents now. We could probably get to settlement over the next two or three weeks, so we're well within the confines that (inaudible 0:56:32.8) allocated to get the settlement here. And it was those loans actually were originally - they were on a 12-year average, as opposed to the 10 and 180 basis points. So there was a floor on those loans when we first went into it, but we couldn't lock in until we send in the application. But the floor was like 2.8 percent. We got - I won't say we got caught. We wound up at 3.03 percent. No, hopefully, we'll get to the end. There's no reason to believe that we won't, but crazier things have happened.

Bill Chen: Um-hum. Thank you for the color. And on the construction loan on the Maren, do we have an estimate on what that final number will be?

David deVilliers, Jr.: The final number of what?

Bill Chen: For the Maren construction loan.

(Crosstalk 0:57:35.9)

John Baker II: check name I think it was roughly $63 or $65 million..

Bill Chen: I know the construction loan was approved for, what $71 million? Is 71 the final figure (ph 0:57:53.1)? (Crosstalk 0:57:56.0).

Male Voice: $69.5 million.

Bill Chen: $69.5. Okay. Got you. Thank you. That's all, folks. And I think I just want to leave off with my final opinion as a shareholder, that we believe that share buybacks are a great use of capital, and I was just encouraged that as you continue to create a lot of value for shareholders, that the share buyback price is a moving target. You know, my suggestion would be don't get fixated on what you paid in the past. I think that number could rise over time, as these projects get developed and value gets created. You know, just be flexible on that end. And we have - I will reach out off line to discuss, but I just want to - I think previous share buybacks have been done at very attractive prices, and I think future share prices should account for the increase in prices through, you know, all the good jobs that you guys have done.

John Baker II: Thank you. Thank you.

Operator: Thank you. And it appears that we have no additional questions at this time.

John Baker III: Well, I appreciate everybody joining the call with really good questions, and enjoyed being with you all, and appreciate your interest in FRP. And we'll talk to you next quarter.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may now disconnect.

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